Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 1, 2008, relating to the financial statements and financial statement schedule of TAP Pharmaceutical Products Inc. appearing in the Annual Report on Form 10-K of Abbott Laboratories for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 12, 2009